Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Skyward Specialty Insurance Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(h)	440,564	(2)	$16.00	(3)	$7,049,024.00	$0.00011020	$776.80
Equity	Common Stock, $0.01 par value per share	Rule 457	3,200,656	(4)	$16.00	(5)	$51,210,496.00	$0.00011020	$5,643.40
Equity	Common Stock, $0.01 par value per share	Rule 457	22,410	(6)	$16.00	(5)	$358,560.00	$0.00011020	$39.51
Equity	Common Stock, $0.01 par value per share	Rule 457(a)	376,548	(7)	$13.60	(8)	$5,121,052.80	$0.00011020	$564.34
Total Offering Amounts							$63,739,132.80		-
Total Fees Previously Paid									0
Total Fee Offsets									0
Net Fee Due									$7,024.05

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2022 Long-Term Incentive Plan (the “2022 Plan), the Registrant’s 2022 Employee Stock Purchase Plan (the “2022 ESPP”), the Registrant’s 2020 Long-Term Incentive Plan (the “2020 Plan”), the Registrant’s 2016 Equity Incentive Plan (the “2016 Plan”), and/or the Registrant’s Share Purchase and Award Agreement (the “Share Purchase Program”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Represents shares of common stock reserved for issuance under the 2020 Plan as of the date of this Registration Statement. No further grants will be made under the 2020 Plan. To the extent outstanding awards granted under the 2020 Plan are cancelled, forfeited or otherwise terminated and would otherwise have been returned to the share reserve under the 2020 Plan, the number of shares underlying such awards will not be available for future grant under the 2022 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act. The offering price per share and the aggregate offering price for shares issuable upon the vesting of restricted stock unit awards outstanding under the 2020 Plan, are based on $16.00, the maximum initial public offering price of the registrant’s common stock set forth in the registrant’s preliminary prospectus dated January 4, 2023 relating to its initial public offering. The offering price per share and the aggregate offering price for shares issuable upon the vesting of restricted stock unit awards outstanding under the 2020 Plan will be the fair market value of a share of common stock as set forth on the cover page for the final prospectus relating to the Registrant’s initial public offering.

(4)	Represents shares of common stock reserved for issuance under the 2022 Plan. In addition to the shares registered under the 2022 Plan, the 2022 Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2022 Plan on January 1, 2023 and each January 1 thereafter and ending on (and including) January 1, 2032. The number of shares added each year will be equal to the lesser of: (i) two percent (2%) of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (ii) such lesser number of shares as determined by the Board of Compensation Committee (as such term is defined in the in the 2022 Plan).

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on $16.00, the maximum initial public offering price of the registrant’s common stock set forth in the registrant’s preliminary prospectus dated January 4, 2023 relating to its initial public offering. The purchase price of the shares of common stock reserved for issuance thereunder will be the fair market value of a share of common stock as set forth on the cover page for the final prospectus relating to the Registrant’s initial public offering.

(6)	Consists of shares reserved for issuance under our Share Purchase Program and 2016 Plan as of the date of this Registration Statement. To the extent outstanding awards granted under the Share Purchase Program and 2016 Plan are cancelled, forfeited or otherwise terminated and would otherwise have been returned to the share reserve under the Share Purchase Program and 2016 Plan, the number of shares underlying such awards will not be available for future grant under the 2022 Plan.

(7)	Represents shares of common stock reserved for future issuance under the 2022 ESPP. The number of shares of common stock reserved for future issuance under the 2022 ESPP will automatically increase on January 1, 2023 and each January 1 thereafter through January 1, 2032, in an amount equal to the least of: (i) 214,500 shares of common stock, (ii) one percent (1%) of the outstanding shares of common stock issued and outstanding on the immediately preceding December 31, or (iii) such number of shares as determined by the Board (as such term is defined in the 2022 ESPP).

(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act. Shares reserved for future issuance under the 2022 ESPP, are based on 85% of $16.00, which is the maximum initial public offering price of the registrant’s common stock set forth in the registrant’s preliminary prospectus dated January 4, 2023 relating to its initial public offering. Pursuant to the 2022 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value of a share of common stock on the first trading day of the offering period or on the exercise date, whichever is less.